[MCGLADREY & PULLEN LETTERHEAD]


Securities and Exchange Commission
Washington, D.C.  20549

Gentlemen:

We were previously the independent accountants for Circle Group Internet Inc. and on April 1, 2002 we reported on the consolidated financial statements of Circle Group Internet Inc. and Subsidiaries as of and for the two years ended December 31, 2001. On November 6, 2002, we were dismissed as independent accountants of Circle Group Internet Inc. We have read Circle Group Internet Inc.'s statements included under Item 4 of its Form 8-K for November 12, 2002, and we agree with such statements.


                                              /S/ McGladrey & Pullen, LLP
                                              ----------------------------------
                                              McGladrey & Pullen, LLP


Chicago, Illinois
November 22, 2002





McGladrey & Pullen, LLP is an independent member firm of
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